Exhibit 10.35

FEDERAL REALTY INVESTMENT TRUST
RESTRICTED SHARE AWARD AGREEMENT

DATE

This Restricted Share Award Agreement (this “Agreement”) by Federal Realty Investment Trust, a Maryland real estate investment trust (the “Trust”), provides notice to ___________________, an individual employee of the Trust (the “Grantee”), of the terms of a Restricted Share Award.
The Board of Trustees of the Trust (the “Board of Trustees”) has authorized the award by the Trust to the Grantee, under the Trust’s 2020 Performance Incentive Plan (the “Plan”) of a Restricted Share Award for a certain number of shares of beneficial interest of the Trust (the “Shares”), subject to certain restrictions and covenants on the part of Grantee. This Agreement sets forth vesting and the respective rights and obligations of the Trust and the Grantee with respect to such Shares.
Capitalized terms used in this Agreement, unless otherwise defined herein, have the respective meanings given to such terms in the Plan. The terms of the Plan are incorporated by reference as if set forth herein in their entirety. To the extent this Restricted Share Award Agreement is in any way inconsistent with the Plan, the terms and provisions of the Plan shall prevail.
In consideration of the covenants set forth in this Agreement, and intending to be legally bound hereby, the terms of the Restricted Share Award are as follows:
1. Award of Restricted Shares.
(a) The Trust hereby confirms the grant to the Grantee as of the date set forth above (the “Grant Date”) of ___________________ (_________) Shares (the “Restricted Shares”), subject to the restrictions and other terms and conditions set forth herein and in the Plan; and
(b) On or as soon as practicable after the Grant Date, the Trust shall cause the Restricted Shares to be issued in certificated form or by a book-entry designation for the account for the Grantee. Such Restricted Shares shall be subject to such stop-transfer orders and other restrictions as the Board of Trustees or any committee thereof may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission and any stock exchange upon which the Shares are listed and any applicable federal or state securities law. If the Restricted Shares are issued in certificated form, the certificate(s) representing the Restricted Shares shall be held in custody by the Chief Financial Officer. Restricted Shares issued by a book-entry designation shall be held in a book-entry account designated by the Trust until the restrictions provided in this Agreement with respect thereto shall have been removed. At any time as may be requested by the Trust, if necessary to enforce the restrictions applicable to the Restricted Shares, the Grantee shall deliver to the Trust one or more undated stock powers endorsed in blank relating to the Restricted Shares.
2. Restrictions Applicable to Restricted Shares.
(a) Beginning on the Grant Date, the Grantee shall have all rights and privileges of a stockholder with respect to the Restricted Shares, except that the following restrictions shall apply:
(i) none of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution, or in the Committee’s discretion, pursuant to a domestic relations order within the meaning of Rule 16a-12 of the Securities Exchange Act of 1934, as amended) while the restrictions of this Agreement apply to the Shares;
(ii) all or a portion of the Restricted Shares may be forfeited in accordance with Paragraph 4; and
(iii) any Shares distributed as a dividend or otherwise and any other property (other than ordinary dividends) distributed with respect to any Restricted Shares which have not vested and as to which the restrictions have not yet lapsed shall be subject to the same vesting and other restrictions as such Restricted Shares and shall be represented by book-entry and held in the same manner as the Restricted Shares with respect to which they were distributed.

(b) Upon vesting of all or a portion of the Restricted Shares as provided in Paragraph 3 and payment in accordance with Paragraph 3(c) of withholding taxes relating to those Restricted Shares which have vested, such shares shall no longer be considered Restricted Shares for purposes of this Agreement and the Trust shall cause the restrictions to be removed from the number of Shares which have become vested and for which withholding taxes have been paid.
(c) Any attempt to dispose of Restricted Shares in a manner contrary to the restrictions set forth in this Agreement shall be null, void and ineffective.
3. Vesting.
(a) The Restricted Shares shall vest as follows:

[Insert Vesting Schedule]

(b) Notwithstanding the foregoing, the Restricted Shares shall vest as follows:

(i) all Restricted Shares shall vest in the event of the death or Disability of the Grantee; and
(ii) all Restricted Shares shall vest if the Grantee shall incur an Involuntary Termination (as defined in the Plan) during the one year period commencing with the occurrence of a Change in Control.

(c) As soon as reasonably practicable after the vesting of all or any portion of the Restricted Shares, the Trust shall notify Grantee or the Grantee’s legal representative, as applicable, of the amount of required withholding taxes due on the vesting of all or a portion of Restricted Shares (“Tax Notice”). Grantee or Grantee’s legal representative, as applicable, shall tender to the Trust the amount specified in the Tax Notice within five (5) business days after the date of the Tax Notice, or such longer period of time as the Trust may designate. The Trust shall not be required to remove the restrictions on such Shares until such time as the Grantee or the Grantee’s legal representative, as applicable, shall have paid such tax withholding amount in full. The Trust, at its sole discretion and on such terms and conditions determined by the Trust from time to time, may permit the Grantee or the Grantee’s legal representative to satisfy the Trust’s minimum statutory tax withholding obligations as determined by the Trust’s accounting department through (i) the sale of all or a portion of such Shares resulting from this Agreement through the employer’s broker or (ii) by returning to the Trust a number of Shares having a fair market value equal to the minimum statutory tax withholding amount due. Shares cannot be returned to the Trust and withheld to satisfy more than the required minimum statutory tax withholding amounts. In the event Grantee or Grantee’s legal representative, as applicable, fails to make appropriate arrangements to satisfy tax and withholding obligations, the Trust may, in its sole discretion, satisfy such tax and withholding obligations by: (i) returning to the Trust all or a portion of the Shares issued under this Agreement; or (ii) withholding the required amounts from other amounts due the Grantee or Grantee’s legal representative, as applicable. The Trust is authorized to pay over to the appropriate authority, all federal, state, county, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4. Forfeiture. If there is a termination of the Grantee’s Service with the Trust for any reason, then all rights of the Grantee to any and all then-remaining Restricted Shares which have not vested, after giving application to Paragraphs 3(a) and 3(b), shall terminate and be forfeited. Upon forfeiture of all or any portion of Restricted Shares, the certificate(s) representing the forfeited Restricted Shares shall be cancelled or the forfeited Restricted Shares shall be removed from the Grantee’s book entry account, returned to the Trust and canceled, as applicable.
5. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Grantee and the assigns and successors of the Trust, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Grantee.

6. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, oral or written, between the parties with respect thereto. Subject to Paragraph 13, this Agreement may be amended at any time by written agreement of the parties hereto.
7. Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Maryland other than the conflict of laws provisions of such laws, and shall be construed in accordance therewith.
8. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
9. Continued Employment. This Agreement shall not confer upon the Grantee any right with respect to continuance of employment by the Trust.
10. Certain References. References to the Grantee in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the Grantee’s executors or the administrators, or the person or persons to whom all or any portion of the Restricted Shares may be transferred by will or the laws of descent and distribution, shall be deemed to include such person or persons.

11. Section 83(b) Election. The Grantee acknowledges that it is the Grantee’s sole responsibility, and not the Trust’s, to file a timely election under section 83(b) of the Internal Revenue Code, of 1986, as amended. The Grantee acknowledges that he or she is relying on his or her own advisors with respect to the decision as to whether or not to file any section 83(b) election.

12. Taxes. Notwithstanding anything herein to the contrary, the Grantee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Agreement (including any taxes arising under Section 409A of the Code).
13. Code Section 409A. This Agreement is intended to be exempt from Code Section 409A, and the Trust shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A. If, for any reason including imprecision in drafting, the Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Trust in a fashion consistent herewith, as determined in the sole and absolute discretion of the Trust. Notwithstanding anything to the contrary contained herein, the Trust reserves the right to unilaterally amend this Agreement without the consent of any Grantee in order to accurately reflect its correct interpretation and operation to maintain an exemption from or compliance with Code Section 409A. Notwithstanding any provision of the Plan or this Agreement (including the foregoing), neither the Trust nor the Administrator shall have any liability to any person in the event Code Section 409A applies to this Award in a manner that results in adverse tax consequences for the Grantee or any of his or her beneficiaries or transferees.
14. Plan Provisions Control Option Terms; Modifications. These Restricted Shares are granted pursuant and subject to the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. In the event any provision of this Agreement shall conflict with any of the terms in the Plan as constituted on the Grant Date, the terms of the Plan as constituted on the Grant Date shall control. The Trust may modify this Agreement after the Grant Date; provided, however, that no such modification may be made which alters or impairs any rights or obligations of the Grantee without the Grantee’s express written agreement. Any such modification shall not be inconsistent with the terms of the Plan. Notwithstanding the foregoing, the Board or Administrator may take such actions as it deems appropriate to ensure that the Plan and any Awards may comply with any tax, securities or other applicable law. Nothing herein shall restrict the Administrator’s ability to exercise its discretionary authority as provided in the Plan.
IN WITNESS WHEREOF, the Trust has caused this Agreement to be duly executed effective as of the day and year first above written.

FEDERAL REALTY INVESTMENT TRUST

By:___________________________________
Name: Dawn M. Becker
Title: Executive Vice President –
General Counsel and Secretary